Exhibit 99.1

Texas Roadhouse, Inc. Announces Second Quarter 2012 Results

LOUISVILLE, KY. (July 30, 2012) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 26 week periods ended June 26, 2012.

	Second Quarter			Year to Date
($000’s)	2012	2011	% Change	2012	2011	% Change

Total revenue	320,275	279,572	15	645,114	563,357	15
Income from operations (1)	31,247	23,748	32	60,649	53,957	12
Net income (1)	20,310	16,076	26	39,179	35,869	9
Diluted EPS (1)	$0.28	$0.22	28	$0.55	$0.49	12

(1) 2012 YTD includes a charge related to a legal settlement discussed below.

Results for the second quarter included:

•                  Comparable restaurant sales increased 4.5% at company restaurants and 4.8% at franchise restaurants;

•                  7 company restaurants were opened;

•                  Restaurant margins, as a percentage of restaurant sales, increased 91 basis points to 19.1%;

•                  Diluted earnings per share increased 28% to $0.28 from $0.22 in the prior year.

Results year-to-date included:

•                  Comparable restaurant sales increased 5.3% at company restaurants and 5.9% at franchise restaurants;

•                  15 company restaurants were opened;

•                  Restaurant margins, as a percentage of restaurant sales, increased 39 basis points to 19.1%;

•                  As previously disclosed, the Company recorded a one-time, pre-tax charge of $5.0 million ($3.1 million after-tax) in the first quarter of 2012 for a legal settlement, which had a $0.04 impact on diluted earnings per share;

•                  Before the previously disclosed first quarter charge, diluted earnings per share increased 20% to $0.59 from $0.49 in the prior year.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, commented, “Our results remained strong in the second quarter highlighted by 15 percent revenue growth and a 28 percent increase in diluted earnings per share.  We are encouraged by the impressive sales volumes currently being generated by our 2012 restaurant class.  Our solid real estate pipeline will enable us to grow at least 25 restaurants in 2013.   Finally, our balance sheet and cash flow remain healthy as we continue to internally fund our growth while returning excess capital to our shareholders through dividends.”

2012 Outlook

The Company reported that comparable restaurant sales at company restaurants for the first four weeks of its third quarter of fiscal 2012 increased approximately 5.5% compared to the prior year period which includes a benefit from the timing of the fourth of July holiday.

The Company currently anticipates that GAAP diluted earnings per share for 2012, which includes the legal settlement charge discussed below, will be $0.94 to $0.96.  This compares to diluted earnings per share of $0.88 in 2011.  The updated guidance is based, in part, on the following assumptions and other information:

•                  Comparable restaurant sales growth of 4.0% to 4.5%, the low end of our previously expected range;

•                  Approximately 25 company restaurant openings;

•                  Food cost inflation of approximately 7.0%, the low end of our previously expected range;

•                  A pre-tax charge of $5.0 million ($3.1 million after-tax) relating to a legal settlement.  This charge was recorded in the first quarter of 2012 and is expected to negatively impact full year 2012 diluted earnings per share by approximately $0.04;

•                  An income tax rate of 32.5% to 33.0%, which is higher than the prior year rate of 29.5% as a result of the expiration of certain federal tax credits at the end of 2011.  The increased tax rate is expected to negatively impact full year 2012 diluted earnings per share by approximately $0.04; and

•                  Total capital expenditures of approximately $90.0 million, higher than our previous range of $80.0 to $85.0 million.

Conference Call

The Company is hosting a conference call today, July 30, 2012, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (888) 204-4426 or (913) 312-1301 for international calls. A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870-5176 or (858) 384-5517 for international calls, and use 6138467 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 380 restaurants system-wide in 47 states and one foreign country.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening, the sales at these and our other company and franchise restaurants, changes in restaurant development or operating costs, such as food and labor, our ability to acquire franchise restaurants, our ability to integrate the franchise restaurants we acquire or other concepts we develop, strength of consumer spending, pending or future legal claims, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 26, 2012	June 28, 2011	June 26, 2012	June 28, 2011

Revenue:
Restaurant sales	$317,546	$277,089	$639,558	$558,409
Franchise royalties and fees	2,729	2,483	5,586	4,948

Total revenue	320,275	279,572	645,144	563,357

Costs and expenses:
Restaurant operating costs:
Cost of sales	106,860	92,266	216,515	185,807
Labor	93,235	82,912	186,582	165,632
Rent	6,379	5,700	12,631	11,357
Other operating	50,555	45,938	101,784	91,219
Pre-opening	2,780	2,196	6,365	4,086
Depreciation and amortization	11,546	10,553	22,893	21,153
Impairment and closure	20	20	39	46
General and administrative	17,653	16,239	37,686	30,100

Total costs and expenses	289,028	255,824	584,495	509,400

Income from operations	31,247	23,748	60,649	53,957

Interest expense, net	568	542	1,173	1,107
Equity income from investments in unconsolidated affiliates	121	97	162	200

Income before taxes	30,800	23,303	59,638	53,050
Provision for income taxes	9,952	6,604	19,037	15,876

Net income including noncontrolling interests (1)	$20,848	$16,699	$40,601	$37,174
Less: Net income attributable to noncontrolling interests	538	623	1,422	1,305
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$20,310	$16,076	$39,179	$35,869

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.29	$0.23	$0.56	$0.50
Diluted	$0.28	$0.22	$0.55	$0.49

Weighted average shares outstanding:
Basic	70,129	71,261	69,763	71,654
Diluted	71,587	72,791	71,247	73,256

(1) Results for the 26 weeks ended June 26, 2012 include a $5.0 milllion charge ($3.1 million, net of tax), before the statutory income tax rate, relating to the settlement of a legal matter.  The settlement is included in general and administrative costs.

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	(unaudited)
	June 26, 2012	December 27, 2011

Cash and cash equivalents	$77,225	$73,731
Other current assets	34,469	38,243
Property and equipment, net	515,620	497,217
Goodwill	110,946	110,946
Intangible assets, net	8,504	9,042
Other assets	12,612	11,491

Total assets	$759,376	$740,670

Current maturities of long-term debt and obligations under capital leases	321	304
Other current liabilities	122,771	136,068
Long-term debt and obligations under capital leases, excluding current maturities	51,437	61,601
Other liabilities	46,979	46,875
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	533,007	491,904
Noncontrolling interests	4,861	3,918

Total liabilities and equity	$759,376	$740,670

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	26 Weeks Ended
	June 26, 2012	June 28, 2011

Cash flows from operating activities:
Net income including noncontrolling interests	$40,601	$37,174
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	22,893	21,153
Share-based compensation expense	6,324	5,733
Other noncash adjustments	(2,991)	2,075
Change in working capital	(6,576)	(9,784)
Net cash provided by operating activities	60,251	56,351

Cash flows from investing activities:
Capital expenditures - property and equipment	(42,547)	(29,093)
Proceeds from sale of property and equipment, including insurance proceeds	106	75
Net cash used in investing activities	(42,441)	(29,018)

Cash flows from financing activities:
(Repayments) of revolving credit facility, net	(10,000)	—
Repurchase shares of common stock	—	(25,269)
Dividends paid	(11,806)	(5,692)
Other financing activities	7,490	789
Net cash used in financing activities	(14,316)	(30,172)

Net increase (decrease) in cash and cash equivalents	3,494	(2,839)
Cash and cash equivalents - beginning of year	73,731	82,215
Cash and cash equivalents - end of year	$77,225	$79,376

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	Second Quarter		Change		Year to Date		Change
	2012	2011	vs LY		2012	2011	vs LY

Restaurant openings
Company - Texas Roadhouse	7	3	4		15	5	10
Company - Aspen Creek	0	0	0		0	0	0
Franchise - Texas Roadhouse	0	0	0		0	0	0
Total	7	3	4		15	5	10

Restaurants open at the end of the quarter
Company - Texas Roadhouse	306	276	30
Company - Aspen Creek	3	3	0
Franchise - Texas Roadhouse	72	71	1
Total	381	350	31

Company-owned restaurants
Restaurant sales	$317,546	$277,089	14.6%		$639,558	$558,409	14.5%
Store weeks	3,962	3,607	9.8%		7,813	7,175	8.9%
Comparable restaurant sales growth (1)	4.5%	4.4%			5.3%	4.5%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	4.5%	4.4%			5.3%	4.6%
Average unit volume (2)	$1,038	$997	4.1%		$2,118	$2,019	4.9%
Weekly sales by group:
Comparable restaurants (265 units)	$80,141
Average unit volume restaurants (16 units)	$74,531
Restaurants less than 6 months old (25 units)	$87,954

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	33.7%	33.3%	35	bps	33.9%	33.3%	58	bps
Labor	29.4%	29.9%	(56	)bps	29.2%	29.7%	(49	)bps
Rent	2.0%	2.1%	(5	)bps	2.0%	2.0%	(6	)bps
Other operating	15.9%	16.6%	(66	)bps	15.9%	16.3%	(42	)bps
Total	80.9%	81.9%	(91	)bps	80.9%	81.3%	(39	)bps

Restaurant margins (3)	19.1%	18.1%	91	bps	19.1%	18.7%	39	bps

Franchise-owned restaurants
Franchise royalties and fees	$2,729	$2,483	9.9%		$5,586	$4,948	12.9%
Store weeks	936	923	1.4%		1,872	1,846	1.4%
Comparable restaurant sales growth (1)	4.8%	3.6%			5.9%	3.8%
Average unit volume (2)	$1,030	$983	4.8%		$2,091	$1,972	6.1%

Pre-opening expense	$2,780	$2,196	26.6%		$6,365	$4,086	55.8%

Depreciation and amortization	$11,546	$10,553	9.4%		$22,893	$21,153	8.2%
As a % of revenue	3.6%	3.8%	(17	)bps	3.5%	3.8%	(21	)bps

General and administrative expenses (4)	$17,653	$16,239	8.7%		$37,686	$30,100	25.2%
As a % of revenue	5.5%	5.8%	(30	)bps	5.8%	5.3%	50	bps

(1)  Comparable restaurant sales growth includes sales from domestic restaurants open 18 months as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from domestic Texas Roadhouse restaurants open six months as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(3)  Restaurant margins represent restaurant sales less restaurant operating costs (as a percentage of restaurant sales).

(4) Results for the 26 weeks ended June 26, 2012 include a $5.0 million pre-tax charge for the settlement of a legal matter.

Amounts may not foot due to rounding.

Texas Roadhouse, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Information

(in thousands, except per share data)

(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) throughout this document, the Company has provided non-GAAP measurements which present operating results on a basis before the impact of a settlement of a legal matter.  This item is described in detail throughout this document.

The Company used earnings before the impact of the legal settlement as a key performance measure of results of operations for purposes of evaluating performance internally.  This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, the Company believes that the presentation of results before the legal settlement provides additional information to facilitate the comparison of past and present operations, excluding items that the Company does not believe are indicative of our ongoing operations in the 26 weeks ended June 26, 2012.

	For the 26 weeks Ended
	June 26, 2012	June 28, 2011
Net income attributable to Texas Roadhouse, Inc. and subsidiaries, excluding settlement charge	$42,240	$35,869

Amount reserved for settlement of a legal matter, net of tax (1)	$(3,062)	$—

Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$39,179	$35,869

Weighted average diluted shares outstanding	71,247	73,256

Diluted earnings per share, excluding settlement charge	$0.59	$0.49
Impact of settlement charge on diluted earnings per share	$(0.04)	$—
Diluted earnings per share	$0.55	$0.49

(1)  Amount reserved in the first quarter of fiscal 2012 for the settlement of a legal matter was $5.0 million before the statutory income tax rate.  The settlement amount was included in general and administrative costs on the Company’s Condensed Consolidated Statements of Income and Comprehensive Income.